Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-161683, 333-161684 and 333-167643) of Telefonaktiebolaget LM Ericsson of our report dated April 4, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.

PricewaterhouseCoopers AB

Stockholm, Sweden

April 4, 2012